Exhibit 99.3

Final Transcript

I2 Technologies Inc: i2 Technologies Strategic Review Committee May 7, 2008/5:00 p.m. EDT

SPEAKERS

Tom Ward

Jack Wilson – Executive Chairman

Sanjiv Sidhu – Chairman Emeritus

Pallab Chatterjee – Interim CEO

Mike Berry – Chief Financial Officer

John Harvey – General Counsel

ANALYSTS

David Rosen – SAC Capital

Scott Kim – Hadron Capital

Richard Mansouri – The DCM Fund

Greg McDowell – JMP Securities

Pat Walravens

Wayne Jett – Classic Capital LLC

PRESENTATION

Moderator	Ladies and gentlemen, thank you for standing by and welcome to the i2 Technologies Strategic Review Committee progress update conference call. At this time, all phone lines are in a listen-only mode. Later, there will be an opportunity for your questions. Instructions will be given to you at that time. As a reminder, today’s conference call is being recorded. And with that being said, I would now like to introduce your opening speaker for today, Tom Ward. Please go ahead, sir.

I2 TECHNOLOGIES INC

Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

T. Ward	Thank you very much, Doug. I’d like to welcome everyone to our conference call this evening. Earlier today, we issued a press release announcing changes to the i2 Board of Directors and providing an update on the strategic review committee’s process. The release crossed the wire at 4:30 p.m. eastern time. Joining me today are Sanjiv Sidhu, i2’s Founder and Chairman Emeritus; Jack Wilson, i2’s Executive Chairman of the i2 Board of Directors; Pallab Chatterjee, i2’s Interim Chief Executive Officer; Mike Berry, i2’s Chief Financial Officer; and John Harvey, i2’s General Counsel. Sanjiv and Jack will deliver some prepared remarks and we will then take questions afterwards. Those of you wishing to access the Webcast of today’s conference call, may do so by going to www.i2.com/investor and clicking on the Webcast link in the center of the page.

I would like to remind you that the comments we’ll make today are subject to the SEC’s Safe Harbor Provisions. During our commentary and during the question and answer session, we’ll make estimates and forward-looking statements that are the current beliefs and opinions of certain members of i2 Management and Board of Directors. These statements are indicated by such terms as: plans to, preliminary, goal, will, believe, targeting, expect, anticipate, intend, and likely. They may include statements regarding the objectives and timing of the Strategic Review Committee’s actions and the company’s ability to enhance stockholder value. They may also include statements regarding future revenues or expenses, earnings, operations and cash flows, as well as statements regarding demand for the company’s solutions and services and the company’s ability to achieve its targets, goals, and initiatives.

We can give no assurance regarding the achievement of these forward-looking statements as they are only estimates and the actual outcomes may be significantly different. Additionally, we expect that some of these forward-looking statements will change in the normal course of our business and the company expressly disclaims any current intention to update forward-looking statements that we may make on today’s call. Please refer to the forward-looking statements portions of the MD&A section and the risk factor section of our most recent 10-K filing and the section titled “i2 Cautionary Language” in the press release today, which are available at our Web site.

I would now like to turn the call over to Sanjiv Sidhu, i2’s Founder and Chairman Emeritus.

I2 TECHNOLOGIES INC

Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

S. Sidhu	Thank you, Tom. Good afternoon, everyone and thank you for joining us today. As Tom mentioned, Jack Wilson and I want to provide you with an update on the progress of the Board’s Strategic Review Committee and discuss some changes to the i2 Board of Directors we announced earlier today. But first, I’d like to provide you with a brief summary of my perspective of our performance over the last several years.

The company has made significant progress over the past several years and many of these accomplishments are due to the hard work of i2’ers around the world. Since the NASDAQ relisting in the third quarter of 2005, we have accomplished a great deal as it relates to our operational efficiency and focus on generating consistent positive cash flow. This is reflected in many of our financial metrics.

Over the past two years our financial condition has continuously improved. We reduced our GAAP total costs and expenses by 11% and 6% in 2006 and 2007 respectively. While our cash flow was positive during these two years, the results were suppressed as we worked through the indemnification obligations and other legacy issues. Largely as a result of our focus on operational efficiency, our ability to generate positive cash flow has increased significantly. We have generated approximately $32 million in positive cash flow from operations over the last four quarters. We exit the first quarter of 2008 with nearly $139 million in total cash balances, which is $53 million more cash than the face value of our convertible debt. Our solid operating results can also be seen in our increase in working capital. This important liquidity measure has increased from a negative $34 million at the end of 2005 to a positive $74 million at the end of first quarter of 2008, a tremendous improvement.

This improvement or this improved financial position has allowed us to invest in the protection of our extensive intellectual property portfolio through our patent infringement lawsuit against SAP. While this investment will likely reduce our earnings and cash flow over the next several quarters, the Board believes that the opportunity for success supports the incremental investment. Certainly, much of this financial improvement can be attributed to the hard work and loyalty of both our customers and our outstanding employees. Our customers have been very supportive of i2 and it is important for me and for the Board that we thank them for the contributions and commitments they have made to i2’s success.

I2 TECHNOLOGIES INC

Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

i2’ers around the world have been instrumental in the company’s turnaround. Even with the publicly announced strategic review process and an interim CEO, our company-wide voluntary attrition has been at or below the levels seen during the previous 12 months. Despite many distractions, i2’ers have been keenly focused on delivering world class results to customers, and the Board and I are truly appreciative of their efforts.

While the company has been focused on building a framework for growth, our results in this area have clearly been less than satisfactory. For 2006 and 2007 operating revenues declined. Then during the third quarter of 2007 we made the decision to alter our direction to better serve changing customer needs. The benefit of this refocus was seen during the last two quarters, as total company bookings increased year-over-year by 28% and 8% during the fourth quarter of 2007 and the first quarter of 2008 respectively. These bookings have resulted in an increase in our total backlog of more than $20 million since the end of third quarter of 2007. In addition, we signed our first long-term operations services contract with a major i2 customer during the first quarter of 2008. This contract has a value of over $10 million for the initial three-year term of the agreement and is another proof point to our capability to focus on delivering differentiated supply chain results. This contract was not reflected in the first quarter 2008 reported bookings.

While we have made many great strides over the past few years, we are a smaller company, still faced with the constraints of operating in the public market with quarterly expectations. We must prioritize our investments to the projects with the highest income potential and this has resulted in limited distribution capability as it relates to adding new sales resources or new product initiatives. But as you can see from our results in the last two quarters, we have been successful at signing new business and we’ll continue to focus on those things in our control and bringing value to our customers. Thank you again for your attention and support. I will now turn it over to Jack Wilson to review the status of our strategic review process. Jack.

J. Wilson	Thank you, Sanjiv, and good afternoon to all. I will give an overview of the Strategic Review Committee process and then an update on our current status. To enhance shareholder value, the Board of Directors at i2 is continually looking at the future prospects for the business. This includes the market fundamentals, competitive pressures, product evolution, management strength, and the financial projections, to name just a few.

I2 TECHNOLOGIES INC

Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

As a result of this ongoing evaluation, in early 2007 the Board decided to review strategic options and retained JPMorgan to assist in this process. These activities continued through the first three quarters of 2007. On November 1, 2007 the Board publicly announced it was forming a new committee called the Strategic Review Committee. This committee was chartered to address all strategic options available to the company. The committee was comprised of three independent directors. I was elected chairman of the SRC. The other two directors named were Buzz Waterhouse and Rick Clemmer.

The SRC laid out a two-phase framework to be used in the evaluation process. Phase I was a fact-based evaluation of the company’s business, which included but was not limited to our deferred tax assets, the intellectual property portfolio, the rights of the various shareholder segments, and the competitive environment. Phase II is to assess the alternatives available to the company, specifically to transform the company, to sell the company, or to acquire other companies.

Before I go into the assessment of the alternatives, I want to overview the process and key findings from Phase I. In order to ensure that we received the best available information, we worked with our external advisors in each of the different areas as well as JPMorgan and certain members of management. The process was largely completed by the end of December 2007. Let me review the key areas that we reviewed.

First, our deferred tax assets. As we have disclosed in our 10-K filings we have two categories of deductions related to our deferred tax assets. The largest is our net operating loss carry forwards, or NOLs. As of the end of 2007, the amount of our potential deductions related to the NOLs was approximately $1.8 billion. These NOLs expire between now and 2026, with the largest portion expiring between 2020 and 2024. The second category relates to other book to tax temporary differences primarily related to capitalized expenditures and other future deductible intangibles. The deductible amount of these temporary differences was approximately $350 million at 12/31/07. And the majority of these expire between now and 2014.

There are a few nuances to keep in mind as it relates to the value of the deferred tax assets. We generate a portion of our income from our international subsidiaries. Therefore, the pretax income for the U.S. is approximately half of the total consolidated pretax income. Based on this and the magnitude of our tax deductions, we have reported a loss for U.S.

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Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

tax purposes for the last several years. It is important to note that on an annual basis we reduce our taxable income utilizing the deductions related to the temporary differences first. Then if there was still positive taxable income, we would utilize the allowable deductions related to the NOLs.

Under most stand-alone scenarios, it is expected that the company would not begin to utilize the NOLs until at least 2012, though we must point out that this depends entirely on the company’s ability to generate additional U.S.-based taxable income. Under these scenarios, the net present value of the cash savings attributable to NOLs could be significantly less than the perceived nominal value. So while the SRC believes that the NOLs are important and have value going forward, the ultimate realizable value is most likely less than many people might believe.

The other important piece of the value of the NOL deductions is related to the potential limitations imposed under a change of control as defined by the tax regulations. If it is deemed that the company underwent a change of control, as measured under Section 382 of the U.S. Tax Code, the amount of the deductions related to the NOLs are based on the company’s equity value at that time and then the utilization is restricted on an annual basis going forward. These restrictions are imposed on the deductions related to the NOLs, but they are not imposed on the deductions related to the temporary differences.

As Sanjiv mentioned earlier, we increased our focus on our intellectual property portfolio in 2006 based on an in-depth review of our patent portfolio by the company and by our external advisors, and the Board is even more convinced after the SRC process of the potential value of the IP portfolio. We can try to monetize this value through either litigation or through a licensing program. And we are planning to actively pursue both paths. While this will take some time, investment, and effort to realize, we have already begun discussions on alternative programs as well as evaluating other potential legal strategies.

As discussed earlier, our lawsuit against SAP is well under way, with the Markman hearing occurring last week in the U.S. District Court for the Eastern District of Texas. At this point, the SRC believes that the patent portfolio has significant potential value, though it will take some time and require additional investment to implement a strategy to realize this value as we move forward.

I2 TECHNOLOGIES INC

Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

Another area that we spent a lot of time understanding was our capital structure. Because of our different debt and equity instruments and when those instruments were made, there are different outcomes for each group of stakeholders in i2. For instance under a change of control scenario, several stakeholder segments would realize a premium over the market price of the common stock at that time. The holders of our Series B Preferred Stock would be eligible to receive 110% of their original investment plus paid-in-kind dividends in cash. The holders of the 5% convertible notes would require repayment of the face value of their notes and in some circumstances receive a make-whole premium that could aggregate over 800,000 shares of common stock. The majority of the options and restricted stock units held by management and employees would immediately accelerate and vest.

All of these occurrences in a change of control would reduce the amount remaining for the common shareholder and depending on the purchase price, could represent significant dilution for the holders of the 21.4 million common shares. It is important to understand all of the implications and the impact on the common shareholders under each relevant group of alternatives.

Another area we reviewed was the company’s history of making successful acquisitions. The company did a number of acquisitions in the late 1990s and early 2000s that became a core part of i2’s current product offerings. Based on the current organizational structure, launching a new direction to begin to systematically acquire companies and integrate them into i2 would require significant in-house skills that we do not have today. Therefore, this would have to be considered a bit longer-term alternative.

We also reviewed prospects for the existing business. The opportunity in the supply chain market continues to be large, but we certainly see a changing IT market where spending is being consolidated and is under pressure from many factors including a slowing economy. We also see the software as service providers making some headway. The SRC believes that the supply chain market will likely require the company to make additional investments to meet new market demands. All of this serves to underscore the importance of scale and having a robust solution set that can deliver real value to our customers.

The main purpose of the initial phase of the SRC was so that we could fully understand the key issues facing the company and the perspective of the investors of the company as they evaluated the strategic options

I2 TECHNOLOGIES INC

Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

available in Phase II and in preparation for making our recommendation to the Board. The SRC met nearly every week from December through April. It has been a thorough and exhaustive process, but served to set the factual underpinnings as the SRC considered the different alternatives. This leads us then to the current status of the SRC recommendations. While there are a multitude of permutations, we really focused on three main outcomes. First, an outright sale of the company. Second, quickly grow the company through a merger or other transaction. And three, to operate under a stand-alone scenario.

An outright sale of the company is certainly a valid option, but after running both a private and public process for 15 months, we are not yet able to present a transaction to our shareholders. It is important to note that the Board has not rejected any offers as insufficient. Despite having a number of interested acquirers that have given us preliminary indications of interest, none of these indications have yet resulted in a firm specific offer.

We also analyzed the holding company scenario, whereby we would sell the operating assets of the company and retain the proceeds in the existing corporate entity along with the NOLs and some ongoing intellectual property rights. This approach would leave the existing i2 shareholders owning an acquisition corporation that would then embark on an acquisition strategy to maximize the value of the retained intellectual property and the use of the NOLs. After significant review, this option was not recommended for a number of reasons.

First, we were unable to complete the prerequisite step of attaining a buyer for the operating assets of the company. At the current stock price, any proceeds would be significantly reduced by the required redemption of the Series B and 5% convertible notes. Within the existing credit market, the leverage available to use as debt to acquire companies is quite low. And the entity would have significant limitations on liquidity for the existing shareholders.

The company has demonstrated over the past quarters that it can continue to compete in the marketplace as a stand-alone company even under the umbrella of uncertainty inherent in the SRC process. As Sanjiv discussed, the recent accomplishments of the company are noteworthy and have been done in a very competitive market under the most adverse circumstances. We have increased bookings. We have grown backlog. We have been accretive on cash.

I2 TECHNOLOGIES INC

Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

While we are demonstrating that we can survive and thrive as a stand-alone entity, we believe that our customers, our employees, and our investors will be best served by a rapid addition of scale through a sale, a merger, or other type of transaction.

Our Board is unanimous on this point.

There are tangible advantages to adding meaningful scale including having additional related products and services to offer our customers, to accelerate the expansion of our managed service business, to expand geographically in regions of the world where i2 has less presence, to provide additional flexibility to aggressively pursue monetization of the IP portfolio, and the abilities to gain efficiencies for the consolidation of our administrative functions through the utilization of the existing deferred tax assets and by the abilities to add experienced, sales, service, and product talent.

We have made a lot of progress in understanding our company and believe that its business is solid and stable. At this point and after discussions with many potential participants, we are not in a position to make a recommendation to the Board of Directors. The strategic review committee is continuing its evaluation and are in ongoing discussions regarding potential alternatives with at least two other parties that continue to show credible interest in transactions the SRC believes would deliver value to the i2 stakeholders. It is important to clearly state that these discussions are still preliminary. They may be terminated by either party at any time for any reason. And there can be no assurance any of these discussions will result in a completed transaction. Given the preliminary nature of these discussions, we will not be making further comment on our ongoing discussions at this time. I will now turn things back over to Sanjiv for additional announcements.

S. Sidhu	Thank you, Jack. Again as announced earlier today, I have decided to step down as Chairman of the i2 Board of Directors and the Board has named Jack Wilson Executive Chairman of the Board. While I will continue to serve on the Board of Directors, I look forward to spending more time sharpening my focus on my original passion when I founded i2, that is helping customers solve some of the toughest supply chain and business problems. Efficient supply chain management is becoming more important because it not only makes businesses more profitable, but can significantly reduce a customer’s carbon emissions footprint.

I2 TECHNOLOGIES INC

Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

I’m excited about the opportunity to increase my interaction with many talented i2’ers as we strive to deliver game-changing results to customers around the world. I’m confident that under Jack and the management team’s leadership, i2 will deliver results to customers, partners, and stockholders. That concludes our prepared remarks. We’re now ready for questions.

Moderator	Our first question today comes from the line of David Rosen with SAC Capital. Please go ahead.

D. Rosen	I don’t actually have any questions. I just want to compliment you guys on a very well-prepared analysis and we look forward to future responses. And, Sanjiv, I want to thank you for your leadership over the course of many years.

S. Sidhu	Thank you, David.

J. Wilson	Thank you, David.

Moderator	Our next question comes from the line of Scott Kim with Hadron Capital. Please go ahead.

S. Kim	Great, thank you. Just a quick question here, I was just wondering when you guys might estimate kind of completing this review process. Is there more of a kind of second half or is it still too uncertain to tell?

J. Wilson	The Board has not put a time limit on what the SRC is doing. I mean the operations of the company as announced yesterday morning in our financial call, really give us with increasing proof – our bookings, it’s improved our cash flow – the time pressure to do something in the very short-term is less there. We really-

S. Kim	Alright.

J. Wilson	-position the SRC to do the right thing at the right time.

S. Kim	Right, but presumably the SRC can’t just continue indefinitely because most of the stuff that the SRC is doing, management should be doing on an ongoing basis as well.

J. Wilson	Right.

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Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

S. Kim	At some point, the committee should be dissolved and kind of let the company operate as it is. And so just wondering when you think that timeframe might be.

J. Wilson	I agree with your point. We have not set that timeframe. The SRC continues to proactively pursue its charter.

S. Kim	Okay, thank you.

Moderator	Next we’ll go to the line of Richard Mansouri with The DCM Fund. Please go ahead.

R. Mansouri	Hello, yes, thank you. I just wanted to speak a little bit about – and by the way I mean it’s appreciated the effort that you guys are expending to find ways to enhance value. I can understand it’s been a time-consuming process, but I mean from what I’m hearing, it sounds like you guys have been and continue to be very methodical. So it’s appreciated. My question relates to the intellectual property portfolio. Are there any other major aspects of the IP portfolio away from the SAP litigation that you guys are excited about? Are there any that you can speak to?

J. Harvey	Hello, Richard, this is John Harvey. How are you?

R. Mansouri	Hello.

J. Harvey	Yes, besides the seven patents that we’re asserting against SAP, the company has 133 other patents as well as approximately 140 patents that are pending. And yes, Richard, we do believe that besides the seven patents being asserted by SAP, there are a number of those patents that we believe enhance the value for shareholders potentially. And obviously one of the things that Jack and the team is pursuing is the process in which that can be monetized.

R. Mansouri	Got it and then, just separately, if you guys go down a path, whatever path it is, I know that you were talking a fair amount in the beginning about the deferred tax assets, about the $1.8 billion of NOLs, and some of the other items, is it your intention to keep that in mind when you ultimately decide on a particular transaction, i.e. are you going to try and preserve to the extent possible the value of those assets?

I2 TECHNOLOGIES INC

Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

J. Wilson	Well, certainly, but one of the things we learned, Richard, is that because there are 360 million of you know book differences if you will that we go through first, that pushes the NOLs out. And if you do a discounted cash flow on the NOLs, the actual value tends to go down. So what we concluded was that we really needed to do strategically the best balance thing for the company. And we weren’t going to let the NOLs drive what we do, but we certainly would be very mindful of the impact of the book to tax difference asset that we have as well as the NOL in reaching any conclusion.

R. Mansouri	Okay, that’s encouraging. I appreciate it. Thank you.

Moderator	Our next question from Greg McDowell with JMP Securities. Please go ahead.

P. Walravens	Hello, actually it’s Pat Walravens. My first question I guess would be what drove the timing of this call. And what drove the timing of Sanjiv you know no longer being Chairman? Why now?

J. Wilson	Well, Pat, I think when we initially launched the SRC – rightly or wrongly – retrospectively wrongly, we put a 90-day time limit on it. So I came in the Q1 earnings call. I’m sorry I came in the prior earnings call and kind of reported on that and telling you that we were extending the SRC by another 90 days. Those 90 days are up. So we felt like we needed to come back to you and tell you where we were. In retrospect, it has not been necessarily helpful to us to have put a deadline on ourself and at the same time the performance of the company over the last several quarters tells us that we need to be measured in our pace. We need to be proactive, but we are not under pressure to do something in any artificial timeline.

P. Walravens	Okay, and Sanjiv.

S. Sidhu	Pat, to answer your question, the timing is largely how much time it took me to talk Jack into doing this. I’ve been keen on doing what my passion is, which is working with some really outstanding i2ers to solve customer supply chain problems. I believe Jack brings tremendous talent and expertise to this position. And i2 has a lot of unrealized value and we need to do everything we can to unleash that. And I think we have a great team now to do that.

P. Walravens	Thank you. I guess my last question, Jack, would be I find the word executive in front of chairman interesting. What do you view as the difference between being Chairman and being Executive Chairman. And why did the Board decide to make it an executive chairman position?

I2 TECHNOLOGIES INC

Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

J. Wilson	It was the Board, not me, that did that. It was the nominating and governance committee. Sanjiv has been Chairman for 20 years and he’s been anything but a normal chairman. I mean he’s been involved over the years you know in all aspects and facets of the business, spending a great deal of his time recently mostly with customers and working with employee teams. And the Board looked at that and thought that they wanted a very actively involved and a serious time commitment and their conclusion was that fell into the emerging definition of Executive Chairman. The Board defined four key things that they asked me to do and decided that the appropriate title given that span was Executive Chairman rather than non-Executive Chairman.

P. Walravens	Okay, thank you. And I guess I’ll ask one last one, which is this. Do you think that – I mean I agree that this patent lawsuit seems to have – I like the odds, let’s put it that way – Do you think that the uncertainty around that has made it more difficult to reach a firm offer from one of these interested parties?

J. Wilson	I think different people would assign different probabilities and therefore, different value to the outcome of not only that lawsuit, but our ability to monetize the patent portfolio overall. So, yes, therefore, Pat, it has made it difficult for people to come to kind of a common view of value.

P. Walravens	Yes, okay. Well thank you guys.

Moderator	We have a question next from the line of David Rosen with SAC Capital. Please go ahead.

D. Rosen	Hello, I just wanted to ask a question on the IP portfolio. Clearly, you’ve built up a fairly substantial case against SAP for those seven patents. How far along are you in you know kind of doing similar work for the remaining 100+ patents? Are you in anywhere a similar position?

J. Harvey	Well obviously one of the objectives of the Board and the SRC is to determine what paths make the most sense and how each path can monetize the value for the shareholders. There is a tremendous amount of value we believe – potential value – in the patent portfolio and we are taking more significant steps to figure out which paths to take. There are a number of different paths as we mentioned and as Jack mentioned in his

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Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

remarks about either licensing or litigation. Besides litigation, we have certainly identified several different ways in which we could monetize the patent portfolio. I’m not in a position to outline what those specifically are, but we intend to pursue those with a tremendous amount of focus.

J. Harvey	David, I would also add this is not an inexpensive process. So we have to be somewhat measured in how much we can spend on patent litigation and other incremental legal cost as we perfect our interest in these things.

D. Rosen	I understand and maybe one other question, on the actual M&A sales process, do you think that the lack of financing was a material stumbling block to date or do you think it has been people – some uncertainty about the company’s prospective performance, which clearly has been ameliorated.

J. Wilson	I think the current credit market situation has made it difficult for certain people to come forward. Yes, I do.

D. Rosen	Alright, thank you very much.

Moderator	Our next question comes from the line of Wayne Jett with Classic Capital LLC. Please go ahead.

W. Jett	Alright, thank you, Mr. Wilson, for your analysis earlier. I want to extend my compliments as well to the thoroughness of the story you’ve told. I’d like to put your report, however, in the context as you did of the circumstances under which you’ve performed it, that is during a time when the company has refocused and has moved to a new level of SCM software and a new approach toward your business plan and have so far obtained some very positive results from it. And in that circumstance, however, along with those positive moves by the company, there are two aspects that have not been mentioned today. Of course, one is that there has been a rather public display of dissatisfaction among some holders or stakeholders in the company, actually asking or demanding a sale. And the other major aspect is that of course the share price on common has dropped from a level of 26 or so to a present level – well it’s gone below 11 and now slightly above, obviously, a great drop in the share price. I wonder if you could comment how your committee has viewed those circumstances as to whether the drop in share price has been due to the refocusing problem.

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Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

In some circumstances, let me put it this way, I would think that the progress and the positive things that you’ve described and even the controversy to some extent would in many circumstances result in a higher share price and yet the company has been laboring under one that had been greatly diminished over the past year. I wonder if you could comment as to how your committee views those circumstances and enlighten us as to what has merited the drop in share price.

J. Wilson	Well, I think I described the recent past, this kind of umbrella of uncertainty, certainly a great deal of adversity on the women and men of i2 as they pursued our business interest. Yes, there have been 13 D filings, helpful input from shareholders and the share price has gone down. As the SRC went at this, we obviously have to look at the market price as the market price of the company. A lot of the in effect proceeds that would go to different stakeholders are pegged in and around the market price of the stock – some are, some aren’t.

So it really hasn’t affected what we have done. One might surmise that as the public share price goes down that there would be more people making an offer for the company. And one might also surmise that as there was the sense that there would be people making offers, the share price would go up. I mean the SRC has no insight in particular into how that dynamic happens. We basically have tried to do what we thought was right with the assets of the company and that’s probably about the only comment I can make.

S. Sidhu	I would just like to add to that is that the SRC is very focused and listening to all stakeholders and putting us in a direction that helps maximize that. The management team and the rest of, as Jack said, women and men of i2 are working extremely hard and delivering the results to customers. And we intend to keep doing that.

W. Jett	Thank you, Sanjiv.

Moderator	And speakers, at this time we have no additional questions in queue. Please continue.

S. Sidhu	With that I’d like to conclude this call. Thank you everyone for their attention and look forward to your continued support of i2. Thank you so much.

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Host: Sanjiv Sidhu

May 7, 2008/5:00 p.m. EDT

Moderator	Ladies and gentlemen, today’s conference call is being made available for replay starting today at 7:00 p.m. in the central time zone and running through tomorrow, which is Thursday, May 8, 2008. You can access our service at any time by dialing 1-800-475-6701 or 320-365-3844 and entering today’s conference access code of 922412.

That does conclude our conference for today. Thank you for your participation. You may now disconnect.